                                                                    Exhibit 15-A


                    Independent Accountants' Review Report

Board of Directors
National Steel Corporation

We have reviewed the accompanying consolidated balance sheet of National Steel Corporation and subsidiaries (the Company) as of September 30, 2000, and the related consolidated statements of income for the three-month and nine-month periods ended September 30, 2000 and 1999, of cash flows for the nine-month period ended September 30, 2000 and 1999, and of changes in stockholders' equity for the nine-month period ended September 30, 2000. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

As discussed in Note 5 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for non-capital construction and major repair and maintenance costs in interim periods to expensing these costs as incurred.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its previously issued consolidated financial statements for the three-month and nine-month periods ended September 30, 2000 and 1999.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of National Steel Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of income, cash flows, and stockholders' equity and redeemable preferred stock--Series B for the year then ended (not presented here), and in our report dated January 25, 2000, (except for Note 2, as to which the date is January 24, 2001), we expressed an unqualified opinion on those consolidated financial statements. As discussed in Note 2 to the accompanying interim consolidated financial statements, the Company has restated its 1999 consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived, after giving effect to the restatement adjustments discussed in Note 2.

                                                       Ernst & Young LLP
Indianapolis, Indiana
November 14, 2000
except for Note 2, as to which date is
January 24, 2001